UNITED STATESSECURITIES AND EXCHANGE COMMISIONWashington, D.C. 20549

FORM 8-A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES PURSUANT TO SECTION 12(b) OR (g) OF THE SECURITIES EXCHANGE ACT OF 1934

ARTVENTIVE MEDICAL GROUP, INC.(Exact name of registrant as specified in its charter)

NEVADA	26-0148468
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification No.)

2766 Gateway Rd.

Carlsbad, CA 92009(Address of principal executive offices)

Securities to be registered pursuant to Section 12(b) of the Act:

None

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box.  [ ]

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box.  [X]

Securities Act registration statement file number to which this form relates.  None.

Securities to be registered pursuant to Section 12(g) of the Act:

Common(Title of class)

Item 1.  Description of Registrant’s Securities to be Registered

The following description of the Company's capital stock does not purport to be complete and is subject in all respects to applicable Nevada law and to the provisions of the Company's Certificate of Incorporation and bylaws, copies of which were filed as exhibits to the Company’s Registration Statement on Form SB-2, filed with the Securities and Exchange Commission on June 29, 2007.

The authorized capital stock of our company consists of 100,000,000 shares of common stock, at $0.001 par value.

Common Stock

Holders of common stock have the right to cast one vote for each share held of record on all matters submitted to a vote of the stockholders, including the election of directors. Holders of common stock do not have cumulative voting rights in the election of directors. Holders of a majority of the voting power of the capital stock issued and outstanding and entitled to vote, represented in person or by proxy, are necessary to constitute a quorum at any meeting of our stockholders, and a vote by the holders of a majority of such outstanding shares is required to effect certain fundamental corporate changes such as liquidation, merger or amendment of our Articles of Incorporation.

Holders of common stock are entitled to receive dividends pro rata based on the number of shares held, when, as and if declared by the board of directors, from funds legally available therefore. In the event of our liquidation, dissolution or winding up, all assets and funds remaining after the payment of all debts and other liabilities shall be distributed, pro rata, among the holders of the common stock. There are no redemption or sinking fund provisions applicable to the common stock.  All outstanding shares of common stock are fully paid and non-assessable.

Dividend Policy

We have never declared or paid any cash dividends on our common stock.  We currently intend to retain future earnings, if any, to finance the expansion of our business. As a result, we do not anticipate paying any cash dividends in the foreseeable future.

Share Purchase Warrants

We have outstanding warrants to purchase shares of our common stock.

Options

We have issued and have outstanding options to purchase shares of our common stock.

Convertible Securities

Other than warrants and options issued, we have not issued and do not have outstanding any securities convertible into shares of our common stock or any rights convertible or exchangeable into shares of our common stock.

Item 2.  Exhibits

Exhibit No.	Description

3.1

Articles of Incorporation of Artventive Medical Group, Inc. dated January 23, 2007, incorporated herein by reference to the Registration Statement on Form SB-2 filed with the Securities and Exchange Commission on June 29, 2007.

3.2	Articles of Amendment of Artventive Medical Group, Inc. dated March 21, 2008, filed herewith.
3.3	Articles of Amendment of Artventive Medical Group, Inc. dated January 26, 2010, filed herewith.
3.4	Articles of Amendment of Artventive Medical Group, Inc. dated May 24, 2011, filed herewith.
3.2	Revised Bylaws of Artventive Medical Group, Inc. incorporated herein by reference to the Current Report on form 8-K filed with the Securities and Exchange Commission on June 30, 2011.

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

ARTVENTIVE MEDICAL GROUP, INC.

/s/ H. James Graham

June 12, 2014

H. JAMES GRAHAM, CEO

DATE